Exhibit 99.1

DCP MIDSTREAM REPORTS STRONG SECOND QUARTER RESULTS FROM ALL SEGMENTS AND STRENGTHENS 2018 GUIDANCE
DENVER, August 7, 2018 (GLOBE NEWSWIRE) - DCP Midstream, LP (NYSE: DCP), or DCP, today reported its financial results for three and six months ended June 30, 2018.
HIGHLIGHTS

•
Reported net income attributable to partners of $61 million and $123 million for the three and six months ended June 30, 2018, or $0.07 and $0.15 per basic and diluted limited partner unit, respectively.

•	Generated distributable cash flow of $166 million and $337 million for the three and six months ended June 30, 2018, resulting in a distribution coverage ratio of 1.08 and 1.09 times, respectively.

•	Reported adjusted EBITDA of $270 million and $538 million for the three and six months ended June 30, 2018, respectively.

•
Updated 2018 guidance ranges to $345-$390 million forecasted net income, $1,065-$1,135 million forecasted adjusted EBITDA and $635-$670 million forecasted distributable cash flow, increasing the low end and midpoint of these ranges.

•	Increased overall gathering and processing wellhead volumes, including continued record DJ Basin wellhead volumes in the second quarter of 2018.

•	Increased DJ Basin processing capacity to over 1 Bcf/d with the addition of the 200 MMcf/d Mewbourn 3 which went into service on August 1, 2018.

•	Record Sand Hills throughput volumes ramping quickly with expansion to 425 MBbls/d in the second quarter of 2018. Sand Hills expansion to 485 MBbls/d is scheduled to be in service by the end of 2018.

SECOND QUARTER 2018 SUMMARY FINANCIAL RESULTS

	Three Months Ended		Six Months Ended
	June 30, 2018		June 30, 2018
	2018	2017	2018	2017
	(Unaudited)
	(Millions, except per unit amounts)

Net income attributable to partners	$61	$88	$123	$189
Net income per limited partner unit - basic and diluted	$0.07	$0.33	$0.15	$0.74
Adjusted EBITDA(1)	$270	$216	$538	$461
Distributable cash flow(1)	$166	$119	$337	$280

(1)
This press release includes the following financial measures not presented in accordance with U.S. generally accepted accounting principles, or GAAP: adjusted EBITDA, distributable cash flow, adjusted segment EBITDA, forecasted adjusted EBITDA and forecasted distributable cash flow. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measure under “Reconciliation of Non-GAAP Financial Measures” in schedules at the end of this press release.

CEO'S PERSPECTIVE
“We are continuing last quarter's momentum with strong second quarter results, driven by our fully integrated portfolio and demonstrating the impact of DCP’s strategic execution and operational excellence,” said Wouter van Kempen, president, chairman, and CEO of DCP Midstream. “We are excited that our Mewbourn 3 plant is now in service in the DJ Basin, ahead of all announced timelines. This is the latest example of our ability to deliver on our comprehensive growth strategy in the country's top tier basins, meeting our customers' demands and driving increased cash flows."

GROWTH UPDATE
DJ Basin Growth Projects

•	Placed the 200 MMcf/d Mewbourn 3 plant and associated gathering in service on August 1, 2018, ahead of all announced timelines.

•	Adding up to 1.3 Bcf/d of additional capacity, with 300 MMcf/d coming on-line over the next twelve months.

◦
Construction of the 300 MMcf/d O'Connor 2 facility, comprised of processing capacity of         200 MMcf/d and up to 100 MMcf/d of bypass, is progressing and expected to be in-service in the second quarter of 2019.

◦	Secured land and filed permits for our Bighorn facility to add up to 1.0 Bcf/d including bypass, which is expected to be placed into service in phases with the initial in-service in 2020.

•
Adding NGL takeaway to the DJ Basin with Southern Hills pipeline extension via the White Cliffs NGL pipeline. The initial capacity out of the DJ Basin is expected to be 90 MBbls/d, expandable to 120 MBbls/d with an anticipated fourth quarter 2019 in-service date.

•
Expanding Front Range 100 MBbls/d and Texas Express 90 MBbls/d, adding NGL takeaway from the DJ Basin. Both expansions are expected to go into service in the third quarter of 2019. DCP owns 33% of Front Range and 10% of Texas Express.

Permian Growth Projects
Sand Hills

•	Increased Sand Hills NGL pipeline capacity to 425 MBbls/d in the second quarter of 2018, with expansion to 485 MBbls/d expected by the end of 2018.
Gulf Coast Express

•
The approximately 2.0 Bcf/d Gulf Coast Express (GCX) gas takeaway pipeline is fully subscribed and underway. We hold a 25% interest in GCX, which is expected to be placed in-service in the fourth quarter of 2019.

Fractionation Growth Project
Sweeny Fractionation

•
We have committed to supply agreements for NGL feedstock to two 150 MBbls/d fractionators to be constructed within Phillips 66's Sweeny Hub. Additionally, we hold an option to acquire a 30% ownership interest in the new fractionators, exercisable at the in-service date, which is expected to be in late 2020.

DISTRIBUTIONS AND IDR GIVEBACK
On July 24, 2018, DCP announced a quarterly common unit distribution of $0.78 per limited partner unit. This distribution remains unchanged from the previous quarter.
DCP generated distributable cash flow of $166 million and $337 million for the three and six months ended June 30, 2018, respectively. In accordance with the amended partnership agreement, distributions declared were $154 million for the second quarter of 2018 and $309 million six months ended June 30, 2018. The distribution coverage ratio was 1.08 and 1.09 times for the three and six months ended June 30, 2018, respectively.
Phillips 66 and Enbridge, Inc. (Owners) have agreed, if required, to provide a reduction to incentive distributions payable to DCP's general partner under the partnership agreement (the "IDR giveback") of up to $100 million annually through 2019 to target an approximate 1.0 times annual distribution coverage ratio, which provides downside protection for limited partners. During the three and six months ended June 30, 2018 no IDR giveback was withheld from the distribution declared.
SECOND QUARTER 2018 OPERATING RESULTS BY BUSINESS SEGMENT
Gathering and Processing
Gathering and Processing Segment net income attributable to partners for the three months ended June 30, 2018 and 2017 was $76 million and $141 million, respectively.
Adjusted segment EBITDA increased to $207 million for the three months ended June 30, 2018, from $179 million for the three months ended June 30, 2017, reflecting higher commodity prices, higher volumes from growth projects primarily related to DCP’s DJ Basin System in the North region, higher volumes in the Eagle Ford system in the South region, and higher volumes and improved operational performance in the Midcontinent region. These increases were partially offset by significantly lower production volumes from two offshore wells from DCP's Discovery equity method investment which drove lower distributions and lower realized cash settlements related to DCP's commodity derivative program.
Logistics and Marketing
Logistics and Marketing Segment net income attributable to partners for the three months ended June 30, 2018 and 2017 was $130 million and $92 million, respectively.
Adjusted segment EBITDA increased to $134 million for the three months ended June 30, 2018, from $103 million for the three months ended June 30, 2017, reflecting higher equity earnings and distributions from Sand Hills primarily due to continued volume ramp associated with NGL production growth from the Permian basin and ongoing capacity expansions of Sand Hills, and higher gas marketing margins. These increases were partially offset by lower realized cash settlements related to DCP's commodity derivative program.

CAPITALIZATION, LIQUIDITY AND FINANCING
Debt
On July 17, 2018, DCP issued $500 million of 5.375% Senior Notes due July 2025. The proceeds of this note will be used in August 2018 to redeem DCP's $450 million 9.750% Senior Note due March 2019.
As of June 30, 2018, DCP had $325 million of total principal short-term debt outstanding and $4,400 million of total principal long-term debt outstanding. The total debt outstanding includes $550 million of junior subordinated notes which are excluded from debt under DCP's credit facility leverage ratio calculation.
Credit Agreement
DCP has a $1.4 billion senior unsecured revolving credit agreement that matures on December 6, 2022, or the Credit Agreement. The Credit Agreement is used for working capital requirements and other general partnership purposes including growth and acquisitions. As of June 30, 2018, total available capacity under the Credit Agreement was $1.25 billion net of $125 million of outstanding borrowings and $25 million of letters of credit. DCP's leverage ratio pursuant to its Credit Agreement for the quarter ended June 30, 2018, was approximately 3.6 times. The effective interest rate on DCP's overall debt position, as of June 30, 2018, was 5.7% percent. As of June 30, 2018, DCP had cash of $4 million.
Issuance of Preferred Equity
On May 11, 2018, DCP issued 6,000,000 7.875% Series B Preferred Units and on June 4, 2018, DCP issued an additional 450,000 Series B Preferred Units which represented the partial exercise of the underwriters’ option to purchase additional Series B Preferred Units, each representing limited partner interests at a price of $25 per unit. DCP used the net proceeds of $155 million from the issuance of these units for general partnership purposes including funding capital expenditures and the repayment of outstanding indebtedness under our revolving credit facility.
CAPITAL EXPENDITURES AND INVESTMENTS
During the three and six months ended June 30, 2018, DCP had expansion capital expenditures and equity investments totaling $188 million and $349 million, respectively, and maintenance capital expenditures totaling $26 million and $49 million, respectively.
Our 2018 plan includes maintenance capital expenditures of between $100 million and $120 million, and expansion capital expenditures between $650 million and $750 million associated with approved projects. We forecast expansion capital to be at the high end of the range.
COMMODITY DERIVATIVE ACTIVITY
For the three and six months ended June 30, 2018, commodity derivative activity and total revenues included non-cash unrealized losses of $37 million and $66 million, respectively. For the three and six months ended June 30, 2017, commodity derivative activity and total revenues included non-cash unrealized gains of $24 million and $60 million, respectively. Net hedge cash settlements for the three and six months ended June 30, 2018 were payments of $30 million and $42 million, respectively. Net hedge cash settlements for the three and six months ended June 30, 2017 were payments of $2 million and $7 million, respectively.

The objective of DCP's commodity risk management program is to protect downside risk in its distributable cash flow. DCP also manages commodity price risk related to its natural gas storage and pipeline assets through its commodity derivative program. The commercial activities related to DCP's natural gas storage and pipeline assets primarily consist of locking in spreads associated with the purchase and sale of gas. DCP utilizes mark-to-market accounting treatment for its commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing DCP's commodity derivative instruments based on futures pricing at the end of the period creates assets or liabilities and associated non-cash gains or losses. Realized gains or losses from cash settlement of the derivative contracts occur monthly as DCP's physical commodity sales are realized or when DCP rebalances its portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of DCP's commodity derivative instruments do not affect its distributable cash flow.
EARNINGS CALL
The second quarter 2018 DCP earnings presentation is currently available through the Investors section of DCP's website at www.dcpmidstream.com. DCP will host a conference call webcast on Wednesday August 8, at 12:00 p.m. ET, to discuss its second quarter 2018 results. The live audio webcast of the conference call can be accessed through the Investors section on the DCP website at www.dcpmidstream.com and the conference call can be accessed by dialing (844) 233-0113 in the United States or (574) 990-1008 outside the United States. The conference confirmation number is 5690579. A replay of the audio webcast will also be available by accessing the Investors section on the DCP website at www.dcpmidstream.com.
NON-GAAP FINANCIAL INFORMATION
This press release and the accompanying financial schedules include the following non-GAAP financial measures: adjusted EBITDA, distributable cash flow, adjusted segment EBITDA, forecasted adjusted EBITDA and forecasted distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. DCP's non-GAAP financial measures should not be considered in isolation or as an alternative to its financial measures presented in accordance with GAAP, including operating revenues, net income or loss attributable to partners, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by DCP may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.
DCP defines adjusted EBITDA as net income or loss attributable to partners adjusted for (i) distributions from unconsolidated affiliates, net of earnings (ii) depreciation and amortization expense, (iii) net interest expense, (iv) noncontrolling interest in depreciation and income tax expense, (v) unrealized gains and losses from commodity derivatives, (vi) income tax expense or benefit, (vii) impairment expense and (viii) certain other non-cash items. Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of DCP's ongoing operations. Management believes these measures provide investors meaningful insight into results from ongoing operations.

The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices.
Adjusted EBITDA is used as a supplemental liquidity and performance measure and adjusted segment EBITDA is used as a supplemental performance measure by DCP's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others to assess:

•	financial performance of DCP's assets without regard to financing methods, capital structure or historical cost basis;

•	DCP's operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure;

•	viability and performance of acquisitions and capital expenditure projects and the overall rates of return on investment opportunities;

•	performance of DCP's business excluding non-cash commodity derivative gains or losses; and

•
in the case of Adjusted EBITDA, the ability of DCP's assets to generate cash sufficient to pay interest costs, support its indebtedness, make cash distributions to its unitholders and general partner, and pay maintenance capital expenditures.

DCP defines adjusted segment EBITDA for each segment as segment net income or loss attributable to partners adjusted for (i) distributions from unconsolidated affiliates, net of earnings (ii) depreciation and amortization expense, (iii) net interest expense, (iv) noncontrolling interest in depreciation and income tax expense, (v) unrealized gains and losses from commodity derivatives (vi) income tax expense or benefit, (vii) impairment expense and (viii) certain other non-cash items. Adjusted EBITDA further excludes items of income or loss that we characterize as unrepresentative of our ongoing operations for that segment.
DCP defines distributable cash flow as adjusted EBITDA less maintenance capital expenditures, net of reimbursable projects, interest expense, cumulative cash distributions earned by the Series A and Series B Preferred Units and certain other items.
Maintenance capital expenditures are cash expenditures made to maintain DCP's cash flows, operating capacity or earnings capacity. These expenditures add on to or improve capital assets owned, including certain system integrity, compliance and safety improvements. Maintenance capital expenditures also include certain well connects, and may include the acquisition or construction of new capital assets. Income attributable to preferred units represent cash distributions earned by the Series A and Series B Preferred Units. Cash distributions to be paid to the holders of the Series A and Series B Preferred Units, assuming a distribution is declared by DCP's board of directors, are not available to common unit holders. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices and interest rates. DCP compares the distributable cash flow it generates to the cash distributions it expects to pay to its partners. Using this metric, DCP computes its distribution coverage ratio. Distributable cash flow is used as a supplemental liquidity and performance measure by DCP's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others, to assess DCP's ability to make cash distributions to its unitholders and its general partner.
ABOUT DCP MIDSTREAM, LP
DCP Midstream, LP (NYSE:DCP) is a midstream master limited partnership headquartered in Denver, Colorado, with a diversified portfolio of gathering and processing assets in addition to logistics and marketing assets. DCP is one of the largest natural gas liquids producers and marketers and one of the largest natural gas processors in the U.S. The owner of DCP’s general partner is a joint venture between Enbridge and Phillips 66. For more information, visit the DCP Midstream, LP website at www.dcpmidstream.com.

CAUTIONARY STATEMENTS
This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond DCP's control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, DCP's actual results may vary materially from what management anticipated, estimated, projected or expected.
The key risk factors that may have a direct bearing on DCP's results of operations and financial condition are described in detail in the "Risk Factors" section of DCP's most recently filed annual report and subsequently filed quarterly reports with the Securities and Exchange Commission. Investors are encouraged to closely consider the disclosures and risk factors contained in DCP's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The forward looking statements contained herein speak as of the date of this announcement. DCP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable securities laws. Information contained in this press release is unaudited, and is subject to change.

Investors or Analysts:
Irene Lofland, 303-605-1822

DCP MIDSTREAM, LP
FINANCIAL RESULTS AND
SUMMARY FINANCIAL DATA
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(Millions, except per unit amounts)
Sales of natural gas, NGLs and condensate	$2,257	$1,772	$4,326	$3,705
Transportation, processing and other	127	155	238	312
Trading and marketing (losses) gains, net	(67)	22	(108)	53
Total operating revenues	2,317	1,949	4,456	4,070
Purchases and related costs	(1,928)	(1,557)	(3,697)	(3,244)
Operating and maintenance expense	(185)	(178)	(347)	(345)
Depreciation and amortization expense	(97)	(94)	(191)	(188)
General and administrative expense	(70)	(71)	(129)	(133)
Gain on sale of assets, net	—	34	—	34
Other expense	(3)	(5)	(5)	(15)
Total operating costs and expenses	(2,283)	(1,871)	(4,369)	(3,891)
Operating income	34	78	87	179
Interest expense, net	(67)	(73)	(134)	(146)
Earnings from unconsolidated affiliates	96	86	174	160
Income tax expense	(1)	(2)	(2)	(3)
Net income attributable to noncontrolling interests	(1)	(1)	(2)	(1)
Net income attributable to partners	61	88	123	189
Series A preferred partner's interest in net income	(9)	—	(18)	—
Series B preferred partner's interest in net income	(2)	—	(2)	—
General partner's interest in net income	(40)	(41)	(81)	(83)
Net income allocable to limited partners	$10	$47	$22	$106

Net income per limited partner unit — basic and diluted	$0.07	$0.33	$0.15	$0.74

Weighted-average limited partner units outstanding — basic and diluted	143.3	143.3	143.3	143.3

	June 30,	December 31,
	2018	2017
	(Millions)

Cash and cash equivalents	$4	$156
Other current assets	1,278	1,166
Property, plant and equipment, net	9,080	8,983
Other long-term assets	3,679	3,573
Total assets	$14,041	$13,878

Current liabilities	$1,562	$1,488
Current portion of long-term debt	325	—
Long-term debt	4,510	4,707
Other long-term liabilities	291	245
Partners' equity	7,323	7,408
Noncontrolling interests	30	30
Total liabilities and equity	$14,041	$13,878

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(Millions)
Reconciliation of Non-GAAP Financial Measures:
Net income attributable to partners	$61	$88	$123	$189
Interest expense	67	73	134	146
Depreciation, amortization and income tax expense, net of noncontrolling interests	98	96	193	191
Distributions from unconsolidated affiliates, net of earnings	6	15	19	17
Other non-cash charges	1	2	3	12
Gain on sale of assets, net	—	(34)	—	(34)
Non-cash commodity derivative mark-to-market	37	(24)	66	(60)
Adjusted EBITDA	$270	$216	$538	$461
Interest expense	(67)	(73)	(134)	(146)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(26)	(29)	(49)	(44)
Preferred unit distributions ***	(11)	—	(20)	—
Other, net	—	5	2	9
Distributable cash flow	$166	$119	$337	$280

Net cash provided by operating activities	$209	$216	$331	$360
Interest expense	67	73	134	146
Net changes in operating assets and liabilities	(41)	(44)	13	22
Non-cash commodity derivative mark-to-market	37	(24)	66	(60)
Other, net	(2)	(5)	(6)	(7)
Adjusted EBITDA	$270	$216	$538	$461
Interest expense	(67)	(73)	(134)	(146)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(26)	(29)	(49)	(44)
Preferred unit distributions ***	(11)	—	(20)	—
Other, net	—	5	2	9
Distributable cash flow	$166	$119	$337	$280

*** Represents cumulative cash distributions earned by the Series A and B Preferred Units, assuming distributions are declared by DCP's board of directors.

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
SEGMENT FINANCIAL RESULTS AND OPERATING DATA
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(Millions, except as indicated)		(Millions, except as indicated)
Gathering and Processing Segment:
Financial results:
Segment net income attributable to partners	$76	$141	$189	$293
Non-cash commodity derivative mark-to-market	42	(16)	28	(47)
Depreciation and amortization expense, net of noncontrolling interest	88	86	172	171
Gain on sale of assets, net	—	(34)	—	(34)
Distributions from unconsolidated affiliates, net of earnings	1	(1)	9	4
Other charges	—	3	3	3
Adjusted segment EBITDA	$207	$179	$401	$390

Operating and financial data:
Natural gas wellhead (MMcf/d)	4,797	4,483	4,632	4,532
NGL gross production (MBbls/d)	426	366	405	359
Operating and maintenance expense	$169	$162	$317	$315

Logistics and Marketing Segment:
Financial results:
Segment net income attributable to partners	$130	$92	$209	$179
Non-cash commodity derivative mark-to-market	(5)	(8)	38	(13)
Depreciation and amortization expense	3	3	6	7
Distributions from unconsolidated affiliates, net of earnings	5	16	10	13
Other charges	1	—	—	9
Adjusted segment EBITDA	$134	$103	$263	$195

Operating and financial data:
NGL pipelines throughput (MBbls/d)	592	451	555	439
NGL fractionator throughput (MBbls/d)	54	53	58	48
Operating and maintenance expense	$11	$13	$22	$22

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018		2018
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Distributable cash flow	$166		$337
Distributions declared **	$154		$309
Distribution coverage ratio - declared	1.08	x	1.09	x

Distributable cash flow	$166		$337
Distributions paid ***	$155		$349
Distribution coverage ratio - paid	1.07	x	0.97	x

	Quarter Ended September 30, 2017	Quarter Ended December 31, 2017	Quarter Ended March 31, 2018	Quarter Ended June 30, 2018	Twelve Months Ended June 30, 2018
	(Millions, except as indicated)

Distributable cash flow	$187	$176	$171	$166	$700
Distributions declared **	$155	$194	$155	$154	$658
Distribution coverage ratio - declared	1.21x	0.91x	1.10x	1.08x	1.06x

Distributable cash flow	$187	$176	$171	$166	$700
Distributions declared without IDR giveback	$155	$154	$155	$154	$618
Distribution coverage ratio - declared without IDR giveback	1.21x	1.14x	1.10x	1.08x	1.13x

Distributable cash flow	$187	$176	$171	$166	$700
Distributions paid ***	$134	$155	$194	$155	$638
Distribution coverage ratio - paid	1.40x	1.14x	0.88x	1.07x	1.10x

** There were no IDR givebacks reflected in distributions declared for the three, six and twelve months ended June 30, 2018.

*** Distributions paid reflect $20 million of IDR givebacks during the three months ended September 30, 2017, and the payment of $40 million of IDR givebacks previously withheld during the three months ended March 31, 2018.

DCP MIDSTREAM, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Twelve Months Ended
	December 31, 2018
	Low	High
	Forecast	Forecast
	(Millions)
Reconciliation of Non-GAAP Measures:
Forecasted net income attributable to partners	$345	$390
Distributions from unconsolidated affiliates, net of earnings	60	70
Interest expense, net of interest income	285	300
Income taxes	5	5
Depreciation and amortization, net of noncontrolling interests	390	390
Non-cash commodity derivative mark-to-market	(20)	(20)
Forecasted adjusted EBITDA	1,065	1,135
Interest expense, net of interest income	(285)	(300)
Maintenance capital expenditures, net of reimbursable projects	(100)	(120)
Preferred unit distributions ***	(45)	(45)
Forecasted distributable cash flow	$635	$670
*** Represents cumulative cash distributions earned by the Series A and Series B Preferred Units, assuming distributions are declared by DCP's board of directors.